                                                                    EXHIBIT 4.16


               FINANCIAL ADVISORY AND INVESTMENT BANKING AGREEMENT

         This Agreement is made and entered into this 12th day of June 2000 between Josephthal & Co. Inc. ("Josephthal") and Chromatics Color Sciences International, Inc. (the "Company").

         In consideration of the mutual promises made herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. The Company hereby engages Josephthal upon the terms and conditions as set forth herein as its non-exclusive financial advisor to render financial and other general advice to the Company as an investment banker with respect to Transactions and Financings (as defined below) and similar matters and Josephthal hereby accepts such engagement upon the terms and conditions set forth herein Specifically, Josephthal will assist the Company in identifying, analyzing, structuring, negotiating and financing suitable business opportunities which the Company may take advantage of by purchase or sale of stock or assets, assumption of liabilities, merger, consolidation, tender offer, joint venture, financing arrangement or any similar transaction or combination thereof. Additionally, Josephthal contemplates providing advice, to the Company including but not limited to the following: positioning the Company's business plans and strategies, arranging for the Company to be introduced to appropriate potential investors, recommending potential providers of research coverage, and evaluating, analyzing and reviewing any Transaction and/or Financing proposed by others. Josephthal agrees to obtain the consent of the Company prior to contacting any potential participants in a Transaction or Financing.

2. Except as otherwise specified in Paragraph 6 hereof, this Agreement shall be effective for an initial period of twelve (12) months, unless terminated sooner as provided below, commencing upon the date hereof and shall continue thereafter unless and until terminated on thirty (30) days written notice by either party to the other party.

3. During the term of this Agreement, Josephthal shall provide the Company with such regular and customary advice as is reasonably requested by the Company, provided that Josephthal shall not be required to undertake duties not reasonably within the scope of the financial advisory or investment banking services contemplated by this Agreement. It is understood and acknowledged by the parties that the value of Josephthal's advice is not readily quantifiable, and that Josephthal shall be obligated to render advice upon the request of the Company, in good faith, but shall not be obligated to spend any specific amount of time in so doing.

4. Josephthal shall render such other financial and investment and/or investment banking services as may from time to time be agreed upon in writing by Josephthal and the Company.

5. In consideration for the services rendered by Josephthal to the Company pursuant to this Agreement (and in addition to the expenses provided for in Paragraph 7 hereof), the Company shall compensate Josephthal as follows:

          (a) a non-refundable retainer fee of $100,000, payable in cash upon the execution of this Agreement and credited against any fees arising and owing to Josephthal under sections (b) and (c) of this paragraph 5. Additionally, the Company shall issue to Josephthal 200,000 warrants (individually a "Warrant" and collectively, the "Warrants") to purchase common stock of the Company at an exercise price of $6.99 per share of the common stock of the Company. Each Warrant is exercisable at the option of the holder at any time during the period of five years from the date of execution of this Agreement. The terms of the Warrants shall be set forth in one or more agreements (the "Warrant Agreements") in form and substance reasonably satisfactory to Josephthal and the Company. The Warrant Agreements shall contain customary terms, including, without limitation, cashless exercise, weighted average price anti-dilution, and customary demand and piggyback registration rights.

          (b) The Company shall pay to Josephthal upon the closing of any Transaction, except for a Transaction arranged by Lehman Brothers, a cash fee equal to the greater of two hundred and fifty thousand ($250,000) or three percent (3.0%) of the Aggregate Consideration (as defined below) of such Transaction.

          (c) The Company shall pay to Josephthal upon the closing of each Financing arranged by Josephthal which occurs during the term of this agreement, or thereafter as provided in Paragraph 6 below, a cash fee equal to the greater of (i) one hundred and fifty thousand dollars ($150,000), or (ii) the sum of one and one-half percent (1.5%) of all secured debt funds raised or, four and one-half percent (4.5%) of all unsecured debt funds, or eight percent (8%) of the Aggregate Consideration raised through the placement and sale of equity securities in such Financing; and
              (iii) shall issue to Josephthal warrants (the "Financing Warrants") to purchase such number of shares of the common stock of the Company equal to ten percent (10%) of the aggregate number of fully diluted and/or converted equity securities as are purchased by investors in the first Financing consummated and five percent (5%) of the aggregate number of fully diluted and/or converted equity securities as are purchased by the investor for any other Financing consummated during the engagement period hereunder (after giving effect to any increase in shares under a ratchet or similar provision pursuant to which the number of shares initially purchased is subsequently increased) on the same terms and conditions as the investor in such financing. The Financing Warrants shall be purchased for a nominal sum and shall be exercisable for a period of five years from the date of closing of the relevant financing with an exercise price per share equal to the effective per share price paid by the investors for the securities in the relevant Financing. The terms of the Financing Warrants shall be set forth in one or more agreements (the "Financing Warrant Agreements") in form and substance reasonably satisfactory to Josephthal and the Company. The Financing Warrant Agreements shall contain customary terms, including without limitation, provisions for "cashless" exercise, change of control, weighted average price based anti-dilution, and customary demand and piggyback registration rights.


     For the purposes of this Agreement, the term "Financing" shall mean any debt financing or equity investment in the Company other than a Transaction as set forth herein, or any combination thereof (i.e., where the funds are received by the Company, as distinct from funds received by selling shareholders). The fair market value of consideration paid in securities for which there is a recognized trading market shall be based on the closing "offer" price of the securities on the day immediately preceding the closing of the Financing and shall be computed as if the securities were freely tradable.

     For the purpose of this Agreement "Transaction" shall mean any merger, business combination or reorganization, purchase or sale of some or all of the stock or assets of any other entity, or of True Technologies, Inc., by the Company not in the ordinary course of business, joint venture, licensing agreement, royalty agreement, distribution agreement or any similar transaction or combination thereof to which the Company is party. "Aggregate Consideration" shall mean the total consideration (stock, cash, assets and all other property (real or personal, tangible or intangible) plus debt assumed), paid, exchanged or received, or to be exchanged or received directly or indirectly by the Company in connection with any such Transaction. Transaction Fees shall be paid by the Company to Josephthal at the first closing of any Transaction, provided that the fee due to Josephthal as a result of consideration which is contingent upon the occurrence of some future event (e.g. earnout or the realization of earnings projections) shall be paid by the Company to Josephthal at the time of the receipt of such consideration by the Company.

     Josephthal's fee in connection with any Financing shall be based upon the percentages set forth above of the gross total proceeds before any deductions, including but not limited to fees, deposits, transaction expenses, reserves, insurance or other amounts withheld or paid by the investor or party providing the funds in such Financing. Financing shall be deemed to include total value of equity or debt Securities sold directly or indirectly, in connection with the Financing, including proceeds received by the Company upon exercise of options, warrants and/or similar securities (collectively, the "Options"), and any amounts paid into escrow and any amounts payable in the future whether or not subject to any contingency. If the consideration received by the Company in connection with any Financing is to be paid in whole or in part through installment payments, such installment payments shall be valued on a discounted present value basis using a discount rate of 10% per annum. To the extent such future payments are not currently ascertainable or relate to the exercise of Options, the portion of Josephthal's Financing fee relating thereto shall be calculated and paid when and as such contingent payments are made. If the consideration received by the Company in connection with any financing is paid in whole or in part in the form of securities or other non-cash consideration, such consideration shall be valued at the fair market value thereof, as the Company and Josephthal shall agree, on the day, prior to the date of closing of such Financing (or later date on which a contingent payment is made), provided, however, that if such consideration consists of securities with an existing trading market, such securities shall be valued at the average of the last sales price for such securities on the five trading days prior to the date of closing of such Financing (or later date on which a contingent payment is made). Financing shall not include: (a) working capital financing provided by commercial bank loan departments; or
     (b) extensions, renewals, modifications or refinancings with existing creditors; provided that such financings are initiated by the Company without the assistance of or materials prepared by Josephthal. Public offerings, if any, shall be subject to a separate letter agreement and are expressly not addressed in this Agreement.

For the purposes of this Agreement, consideration paid or to be paid other than in cash shall be valued at the fair market value, except that liabilities assumed and notes issued will be valued at the face amount thereof. The fair market value of consideration paid in securities for which there is a recognized trading market shall be based on the closing "offer" price of the securities on the day immediately preceding the closing of the Transaction and shall be computed as if the securities were freely tradable.

6. In the event that this Agreement shall not be renewed or if terminated for any reason, notwithstanding any such renewal or termination, Josephthal shall be entitled to a full fee as provided under Paragraph 5 hereof, for any Transaction or Financing for which the discussions with an entity or person arranged by Josephthal were conducted during the term of this Agreement by the Company or by Josephthal on behalf of the Company which is consummated within a period of twelve (12) months after non-renewal or termination of this Agreement. Upon termination of this Agreement, Josephthal shall provide the Company with a written list of parties with whom it had discussions.

7. In addition to the fees payable, and regardless whether any Transaction or Financing set forth in Paragraph 5 hereof is proposed or consummated, the Company shall reimburse Josephthal for all reasonable fees and disbursements of Josephthal's outside counsel and Josephthal's reasonable travel and out-of-pocket expenses incurred in connection with the services performed by Josephthal pursuant to this Agreement, including without limitation, hotel, food and associated expenses; provided that to the extent such reimbursements referenced in this Paragraph 7 exceed

     $1,000 in the aggregate, they shall be subject to the Company's prior written approval.

8. The Company acknowledges that all opinions and advice (written or oral) given by Josephthal to the Company in connection with Josephthal's engagement are intended solely for the benefit and use of the Company and its Board in considering the Transaction or Financing to which they relate, and the Company agrees that no person or entity other than the Company and its Board shall be entitled to make use of or rely upon the advice of Josephthal to be given hereunder, and no such opinion or advice shall be used for any other purpose or reproduced, disseminated, quoted or referred to at any time, in any manner or for any purpose, nor may the Company make any public references to Josephthal, or use Josephthal's name in any annual reports or any other reports or releases of the Company without Josephthal's prior written consent, which shall not be unreasonably withheld.

     Josephthal and the Company agree and acknowledge that the decision to consummate a Financing and/or Transaction shall be in the Company's sole and absolute discretion.

9. The Company acknowledges that Josephthal and its affiliates are in the business of providing financial services and advice to others. Nothing herein contained shall be construed to limit or restrict Josephthal in conducting such business with respect to others, or in rendering such advice to others.

     Josephthal agrees that all information supplied to it by the Company will be used by Josephthal solely for the purpose of performing its duties hereunder, will be kept confidential by Josephthal and will not be used to disclose to any third party (other than Josephthal's counsel) without the consent of the CEO of the Company. Josephthal further agrees that the fact of its engagement hereunder and the terms of such engagement shall not be disclosed by Josephthal without the consent of the CEO of the Company. In the event that the period of Josephthal's engagement hereunder terminates, Josephthal shall promptly return to the Company all written materials containing or reflecting any information relating to the Company, its business and affairs supplied by the Company to Josephthal and Josephthal shall not retain any copies, extracts or reproductions in whole or in any part of such written materials.

10. The Company recognizes, acknowledges and agrees that in performing its services under this agreement, Josephthal will use and rely upon the data, material and other information supplied by the Company without independently verifying its accuracy, completeness or veracity, except to the extent Josephthal has actual knowledge to the contrary. The Company represents and warrants to Josephthal that all such information concerning the Company provided by the Company in response to requests made by Josephthal or otherwise, will be true and accurate in all material respects as of the date of the information and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading in light of the circumstances under which such statements are made. Josephthal shall be under no obligations to make an independent appraisal of assets or an investigation or inquiry as to any information regarding, or any representations of, any other participant in a Transaction or Financing, and shall have no liability with regard thereto. The Company acknowledges and agrees that Josephthal will be using and relying upon such information supplied by the Company and its officers, agents and others and any other publicly available information concerning the Company without any independent investigation or verification thereof or independent appraisal by Josephthal of the Company or its business or assets. Josephthal does not provide legal, tax or accounting services and does not render such advice. If, in Josephthal's opinion after completion of its due diligence process, the condition of the Company, financial or otherwise, and its prospects are not substantially as represented, Josephthal shall have the sole discretion to review and determine its continued interest in proposed Financings and/or Transactions.

11. Since Josephthal will be acting on behalf of the Company in connection with its engagement hereunder, the Company and Josephthal have entered into a separate indemnification agreement in the form attached hereto as Schedule A and dated the date hereof, providing for the indemnification of Josephthal by the Company. Josephthal has entered into this Agreement in reliance on the indemnities set forth in such indemnification agreement.

12. Josephthal shall perform its services hereunder as an independent contractor and not as an employee of the Company or an affiliate thereof. It is expressly understood and agreed to by the parties hereto that Josephthal shall have no authority to act for, represent or bind the Company or any affiliate thereof in any manner, except as may be agreed to expressly by the Company in writing from time to time.

13. A. This Agreement and the Schedule A attached hereto constitute the entire agreement and understanding of the parties hereto, and supersede any and all previous agreements and understandings, whether oral or written, between the parties with respect to the matters set forth herein.

         B. Any notice or communication permitted or required hereunder shall be in writing and shall be deemed sufficiently given if hand-delivered or sent
     (i) postage prepaid by registered mail, return receipt requested, or (ii) by facsimile to the respective parties as set forth below, or to such other address as either party may notify the other of in writing:

if to the Company, to:             Chromatics Color Sciences International, Inc.
                                   5 E 80th Street
                                   New York, NY 10021
                                   Attn: Darby Macfarlane
                                         President & CEO
                                   Fax:  (212) 717-6675
if to Josephthal, to:              Josephthal & Co. Inc.
                                   200 Park Avenue, 25th Floor
                                   New York, New York  10166
                                   Attn: John F. O' Brien
                                         Managing Director
                                   Fax:  (212) 907-4057

with a copy to:                    Josephthal & Co. Inc.
                                   200 Park Avenue, 25th Floor
                                   New York, New York  10166
                                   Attn:  Dennis McNamara, Esq.
                                          General Counsel
                                   Fax:   (212) 867-2664

     C. This Agreement shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors, legal representatives and permitted assigns. Neither party may assign its rights hereunder without prior written consent of the other party.

     D. This Agreement may be executed in any number of counterparts, each of which together shall constitute one and the same original document.

     E. No provision of this Agreement may be amended, modified or waived, except in a writing signed by all of the parties hereto.

     F. This Agreement shall be construed in accordance with and governed by the laws of the State of New York, without giving effect to its conflict of law principles. The parties hereby agree that any dispute which may arise between them arising out of or in connection with this Agreement shall be adjudicated before a court located in New York City, and they hereby submit to the exclusive jurisdiction of the courts of the State of New York located in New York, New York and of the federal courts in the Southern District of New York with respect to any action or legal proceeding commenced by any party, and irrevocably waive any objection they now or hereafter may have respecting the venue of any such action or proceeding brought in such a court or respecting the fact that such court is an inconvenient forum, relating to or arising out of this Agreement, and consent to the service of process in any such action or legal proceeding by means of registered or certified mail, return receipt requested, in care of the address set forth in Paragraph 13B hereof.

The parties hereby waive trial by jury in any action or proceeding involving, directly or indirectly, any matter in any way arising out of or in connection with this Agreement.

If the foregoing correctly sets forth the understanding between Josephthal and the Company with respect to the foregoing, please so indicate your agreement by signing in the place provided below, at which time this letter shall become a binding contract.

JOSEPHTHAL & CO. INC.


By:
   ---------------------------------
          John F. O' Brien
          Managing Director

Accepted and Agreed:

Chromatics Color Sciences International, Inc.


By:
   ---------------------------------
   Name:       Darby Macfarlane
   Title:      President & CEO

                                   Schedule A

                           INDEMNIFICATION PROVISIONS

--------------------------------------------------------------------------------

In connection with the engagement of Josephthal & Co. Inc. ('Josephthal") by Chromatics Color Sciences International, Inc. (the "Company") pursuant to a letter agreement dated June 2000 between the Company and Josephthal as it may be amended from time to time (the "Letter Agreement"), the Company, hereby agrees as follows:

1. In connection with or arising out of or relating to the engagement of Josephthal under the Letter Agreement, or any actions taken, services performed or matters contemplated by or in connection with the Letter Agreement, the Company agrees to indemnify Josephthal, its affiliates and their respective directors, officers, employees, agents and controlling persons (each an "Indemnified Party") from and against any and all out-of-pocket losses, claims, damages and liabilities, join or several, to which any Indemnified Party may become subject, including any amount paid in settlement of any litigation or other action (commenced or threatened) to which the Company shall have consented in writing (such consent not to be reasonably withheld), whether or not any Indemnified Party is a party and whether or not liability resulted relating to the transaction contemplated by the Letter of Agreement (collectively a claim); provided, however, that the Company shall not be liable pursuant to this sentence in respect of any loss, claim, damage or liability relating to any claim to the extent that a court or other agency having competent jurisdiction shall have determined by final judgement (not subject to further appeal) that such loss, claim, damage or liability was incurred as a direct result of the willful misconduct or gross negligence of such Indemnified Party.

     In addition, the Company agrees to advance to any Indemnified Party upon demand and in advance of the final resolution of the Claim the amount of such Indemnified Party's actual out of pocket expenses (including reasonable attorneys' fees) incurred in connection with investigating, preparing for or defense of any Claim subject to receipt of a written undertaking from such Indemnified Party to return such advances if it is ultimately determined that the Indemnified Party is not entitled to such advances.

2. An Indemnified Party shall have the right to approve, which approval shall not be unnecessarily withheld, the legal counsel selected by the Company, to conduct the defense and all related matters in connection with any Claim. The Company shall pay the fees and expenses of such legal counsel.

3. The Company will not, without the prior written consent of each Indemnified Party settle, compromise or consent to the entry of any judgement in any pending or threatened Claim in respect of which indemnification may be reasonably sought hereunder (whether or not any Indemnified Person is an actual or potential party to such Claim), unless such settlement, compromise or consent includes an unconditional, irrevocable release of each Indemnified Person against whom such Claim may be brought hereunder from any and all liability arising out of such Claim.

4. In the event the indemnity provided for in paragraphs 1 and 2 hereof is unavailable or insufficient to hold any Indemnified Party harmless, then the Company shall contribute to amounts paid or payable by an Indemnified Party in respect of such Indemnified Party's losses, claims, damages and liabilities as to which the indemnity provided for in paragraphs 1 and 2 hereof is unavailable or insufficient (i) in such portion as appropriately reflects the relative benefits received by the Company, on the one hand, and the Indemnified Party, on the other hand, in connection with the matters as to which losses, claims, damages or liabilities relate, or (ii) if the allocation provided by (i) above is not permitted by applicable law, in such proportion as appropriately reflects not only the relative benefits referred to in clause (i) but also the relative fault of the Company, on the one hand, and the Indemnified Parties, on the other hand, as well as any other equitable considerations. The amounts paid or payable by a party in respect of losses, claims, damages and liabilities referred to above shall be deemed to include any reasonable legal or other out-of-pocket fees and expenses incurred in defending any litigation, proceeding or other action or claim. Notwithstanding the provisions hereof, Josephthal's share of the liability hereunder shall not be in excess of the amount of fees actually received by Josephthal under the Letter Agreement (excluding any amounts received as reimbursement of expenses by Josephthal).

5. It is understood and agreed that, in connection with Josephthal's engagement by the Company under the Letter Agreement, Josephthal may also be engaged to act for the Company in one or more additional capacities, and that the terms of any such additional engagement may be embodied in one or more separate written agreements. These Indemnification Provisions shall apply to the engagement under the Letter Agreement and to any such additional engagement and any modification of such additional engagement; provided, however, that in the event that the Company engages Josephthal to act as a dealer manager in an exchange or tender offer or as an underwriter in connection with the issuance of securities by the Company or to furnish an opinion letter, such further engagement may be subject to separate indemnification and contribution provisions as may be mutually agreed upon.

6. These Indemnification Provisions shall remain in full force and effect in connection with the transaction contemplated by the Letter Agreement whether or not consummated, and shall survive the expiration of the period of the Letter Agreement, and shall be in addition to any liability that the Company might otherwise have to any Indemnified Party under the Letter Agreement or otherwise.

7. Each party hereto consents to personal jurisdiction and service of process and venue in any court in the State of New York in which any claim for indemnity is brought by any Indemnified Person.

Chromatics Color Sciences International, Inc.



By:
   ---------------------------------
   Name:  Darby Macfarlane
   Title: President & CEO



Confirmed and  agreed to:

JOSEPHTHAL & CO. INC.


By:
   ---------------------------------
     John F. O'Brien
     Managing Director